EXHIBIT 10.1

[***] Certain information in this exhibit has been omitted because it is permitted to be omitted by applicable regulatory guidance.

SETTLEMENT AND LICENSE AGREEMENT

THIS SETTLEMENT AND LICENSE AGREEMENT ("Agreement"), effective January 24,

2019 ("Effective Date"), is entered into by and among AbbVie Inc., a corporation organized and existing under the laws of Delaware, having its corporate headquarters at 1 North Waukegan Road, North Chicago, Illinois 60064, on behalf of itself and its Affiliates, and AbbVie Biotechnology Ltd, a corporation organized and existing under the laws of Bermuda with a place of business at Clarendon House, 2 Church Street, Hamilton HMl 1 Bermuda (collectively and including their Affiliates, "AbbVie"); and Coherus BioSciences, Inc., a corporation organized and existing under the laws of Delaware, having a place of business at 333 Twin Dolphin Drive, Suite 600, Redwood City, CA 94065, on behalf of itself and its Affiliates (including its Affiliates, "Coherus").

WHEREAS, AbbVie manufactures and markets a fully human anti-TNFa monoclonal antibody with the brand name HUMIRA® and international non-proprietary name adalimumab (the "Humira Product"), which was invented by AbbVie (or its predecessors);

WHEREAS, AbbVie Inc. owns or has exclusively licensed from AbbVie Biotechnology Ltd more than [***] issued U.S. Patents related to the Humira Product, the last of which will expire in [***];

WHEREAS, AbbVie Biotechnology Ltd owns or has licensed from AbbVie Inc. more than [***] issued U.S. Patents related to the Humira Product, the last of which will expire in [***];

WHEREAS, AbbVie markets the Humira Product in the Territory pursuant to Biologics License Application No. 125057 (together with any replacements or supplements thereto, as amended now or in the future, the "Humira BLA");

WHEREAS, Coherus seeks to market a biosimilar version of the Humira Product pursuant to a marketing authorization to be obtained under the Biologics Price Competition and Innovation Act ("BPCIA");

WHEREAS, Coherus intends to file, but has not yet filed, a Biologics License Application pursuant to 42 U.S.C. § 262(k) of the BPCIA seeking approval to market a biosimilar of the Humira Product (together with any supplements and replacement thereto, as amended now or in the future, the "Coherus BLA ") prior to the expiration of at least one of the

U.S. Patents related to the Humira Product;

WHEREAS, the biosimilar of the Humira Product that will be the subject of the Coherus BLA may be labeled for indications including, but not limited to, [***] and for each indication will have the same route of administration and dosing regimen as the Humira Product;

WHEREAS, AbbVie previously asserted in litigation pursuant to the BPCIA [***] U.S. Patents related to the Humira Product that AbbVie asserted were infringed by biosimilar products of adalimumab sought to be marketed by Amgen Inc. and Amgen Manufacturing

Limited (collectively and including their respective Affiliates, "Amgen") and reserved the right to assert at least an additional [***] patents if and when Amgen provided commercial notice of its intent to market its biosimilar adalimumab product;

WHEREAS, AbbVie and Amgen resolved all pending BPCIA and future patent litigation related to its biosimilar adalimumab product in the U.S. via a settlement announced publicly on September 28, 2017;

WHEREAS, AbbVie has filed litigation pursuant to the BPCIA against Boehringer lngelheim International GmbH, Boehringer Ingelheim Pharmaceuticals, Inc. and Boehringer lngelheim Fremont, Inc. (collectively, "BI") asserting BI's biosimilar adalimumab product infringes [***] U.S. Patents related to the Humira Product and has reserved the right to assert at least an additional [***] patents if and when BI provides commercial notice of its intent to market its biosimilar adalimumab product;

WHEREAS, Samsung Bioepis Co., Ltd. (including its Affiliates, "Samsung") intends to market a biosimilar version of the Humira Product pursuant to the BPCIA, which it identifies as SB5; AbbVie and Samsung resolved all BPCIA disputes related to Samsung's biosimilar adalimumab product in the U.S. via a settlement announced publicly on April 5, 2018;

WHEREAS, AbbVie previously asserted in litigation pursuant to the BPCIA [***] U.S. Patents related to the Humira Product that AbbVie asserted were infringed by biosimilar products of adalimumab sought to be marketed by Sandoz Inc., Sandoz International GmbH, and Sandoz GmbH (collectively, "Sandoz") and reserved the right to assert at least an additional [***] patents if and when Sandoz provided commercial notice of its intent to market its biosimilar adalimumab product;

WHEREAS, AbbVie and Sandoz resolved all pending BPCIA litigation, any pending inter partes review proceedings, and future patent litigation related to its biosimilar adalimumab product in the U.S. via a settlement announced publicly on October 11, 2018;

WHEREAS, Mylan Pharmaceuticals, Inc. (including its Affiliates, "Mylan") intends to market a biosimilar version of the Humira Product pursuant to the BPCIA; AbbVie and Mylan resolved all BPCIA disputes related to the Mylan biosimilar adalimumab product in the U.S. via a settlement announced publicly on July 17, 2018;

WHEREAS, Fresenius Kabi Deutschland GmbH (including its Affiliates, "Fresenius") intends to market a biosimilar version of the Humira Product pursuant to the BPCIA; AbbVie and Fresenius resolved all BPCIA disputes related to the Fresenius biosimilar adalimumab product in the U.S. via a settlement announced publicly on October 18, 2018;

WHEREAS, Momenta Pharmaceuticals, Inc. (including its Affiliates, "Momenta") intends to market a biosimilar version of the Humira Product pursuant to the BPCIA; AbbVie and Momenta resolved all BPCIA disputes related to the Momenta biosimilar adalimumab product in the U.S. via a settlement announced publicly on November 6, 2018;

WHEREAS, Pfizer Inc. (including its Affiliates, "Pfizer") intends to market a biosimilar version of the Humira Product pursuant to the BPCIA; AbbVie and Pfizer resolved all BPCIA disputes related to the Pfizer biosimilar adalimumab product in the U.S. via a settlement announced publicly on November 30, 2018;

WHEREAS, Amgen filed two petitions seeking inter partes review of U.S. Patent Nos. [***], which cover formulations comprising adalimumab; and on January 14, 2016 the Patent Trial and Appeal Board of the U.S. Patent and Trademark Office ("PTAB") denied institution, holding that Amgen failed to establish a reasonable likelihood that any challenged claim would be held unpatentable;

WHEREAS, Coherus filed a petition seeking inter partes review of U.S. Patent No.

[***], which covers formulations comprising adalimumab; and on November 7, 2016 the PTAB denied institution, holding that Coherus failed to establish a reasonable likelihood that any challenged claim would be held unpatentable;

WHEREAS, Coherus filed four petitions seeking inter partes review of U.S. Patent No. [***], which covers formulations comprising adalimumab; and on September 7, 2017 the PTAB denied institution, holding that Coherus failed to establish a reasonable likelihood that any challenged claim would be held unpatentable;

WHEREAS, Sandoz Inc. filed a petition seeking inter partes review of U.S. Patent No.

[***], which covers formulations comprising adalimumab; and on February 9, 2018 the PTAB denied institution, holding that Sandoz failed to establish a reasonable likelihood that any challenged claim would be held unpatentable;

WHEREAS, Sandoz Inc. filed two petitions seeking inter partes review of U.S. Patent No. [***], which covers methods of treating chronic plaque psoriasis with adalimumab, which method would be included in the instructions for use for the biosimilar of the Humira Product that will be the subject of the Coherus BLA; and on February 9, 2018 and May 3, 2018 the PTAB denied institution, holding that Sandoz failed to establish a reasonable likelihood that any challenged claim would be held unpatentable;

WHEREAS, Sandoz Inc. filed a petition seeking inter partes review of U.S. Patent No. [***], which covers methods of treating ulcerative colitis with adalimumab, which method would be included in the instructions for use for the biosimilar of the Humira Product that will be the subject of the Coherus BLA; and on March 9, 2018 the PTAB denied institution, holding that Sandoz failed to establish a reasonable likelihood that any challenged claim would be held unpatentable;

WHEREAS, Sandoz Inc. filed a petition seeking inter partes review of U.S. Patent No. [***], which covers methods of treating Crohn's disease with adalimumab, which method would be included in the instructions for use for the biosimilar of the Humira Product that will be the subject of the Coherus BLA; and on March 9, 2018 the PTAB denied institution, holding that Sandoz failed to establish a reasonable likelihood that any challenged claim would be held unpatentable;

WHEREAS, Sandoz Inc. filed a petition seeking inter partes review of U.S. Patent No.

[***], which covers methods of treating Crohn's disease and ulcerative colitis with adalimumab, which method would be included in the instructions for use for the biosimilar of the Humira Product that will be the subject of the Coherus BLA; and on June 5, 2018 the PTAB denied institution, holding that Sandoz failed to establish a reasonable likelihood that any challenged claim would be held unpatentable;

WHEREAS, Coherus filed three petitions seeking inter partes review of U.S. Patent Nos.

[***] in IPR 2016-00172; IPR 2016-00188; IPR 2016-00189,

respectively, each of which covers methods of treating rheumatoid arthritis with adalimumab, which method would be included in the instructions for use for the biosimilar of the Humira Product that will be the subject of the Coherus BLA;

WHEREAS, the PTAB instituted the inter partes review proceedings for each of U.S. Patent Nos. [***], and held the claims of those patents unpatentable in final decisions issued May 16, 2017 and June 9, 2017; and where AbbVie has appealed said decisions to the U.S. Court of Appeals for the Federal Circuit, which appeals were docketed as Nos. 2017-2304, -2305, -2306, which appeals remain pending ("Federal Circuit Appeals");

WHEREAS, in the absence of this settlement and license agreement, upon filing of the Coherus BLA, Coherus would comply with the patent identification provisions of the BPCIA, which the Parties agree would culminate in litigation under the BPCIA ("BPCIA Litigation");

WHEREAS, the Parties wish to settle the Federal Circuit Appeals (as between the Parties), the BPCIA Litigation and any related disputes between them in the Territory;

WHEREAS, no Party has received any consideration from the other Party for its entry into this Agreement other than that which is described in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and for other good and valuable consideration, the receipt of and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1: DEFINITIONS

Terms when used herein with initial capital letters shall have the meanings set forth below or as otherwise defined in this Agreement.

1.1"AbbVie" has the meaning set forth in the introductory paragraph of this Agreement.

1.2	''AbbVie Releasees" has the meaning set forth in Section 3.2.

1.3	"AbbVie Releasors" has the meaning set forth in Section 3.1.

1.4"Affiliate" means, with respect to a Person, any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, provided however, that in each case any such other Person shall be considered to be an Affiliate only during the time period during which such control exists. For purposes of this definition, "control" means ownership, directly or through one or more Affiliates, of (a) more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or (b) more than fifty percent (50%) of the equity interests in the case of any other type of legal entity or status as a general partner in any partnership, or (c) any other arrangement whereby a Person controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity. For purposes of clarity, if a Person loses its status as an Affiliate, such Person thereafter will not benefit from rights granted in this Agreement.

1.5"Agreement" has the meaning set forth in the introductory paragraph of this Agreement.

1.6	"Amgen" has the meaning set forth in the WHEREAS clauses.

1.7	"BPCIA" has the meaning set forth in the WHEREAS clauses.

1.8	"BPCIA Litigation" has the meaning set forth in the WHEREAS clauses.

1.9	"BI" has the meaning set forth in the WHEREAS clauses.

1.10"BLA" means a Biologic License Application as defined in the U.S. Public Health Service (PHS) Act and the U.S. Federal Food, Drug, and Cosmetic Act.

1.11"Coherus" has the meaning set forth in the introductory paragraph of this Agreement.

1.12"Coherus Biosimilar Product" means [***].

1.13	"Coherus BLA" has the meaning set forth in the WHEREAS clauses.

1.14	"Coherus Releasees" has the meaning set forth in Section 3.1.

1.15	"Coherus Releasors" has the meaning set forth in Section 3.2.

1.16"Commercialization Partner" [***].

1.17"Contract Manufacturer" means the Person that is party to a valid sublicense with Coherus pursuant to Section 9.2(a) and that meets the criteria set forth in Sections 9.2(a), 9.2(d) and 9.2(e), as applicable, to perform activities directed to the manufacture of the Coherus Biosimilar Product in the Territory, including but not limited to bulk drug substance manufacture and fill-finish activities such as packaging and labeling, importation or storage of the Coherus Biosimilar Product.

1.18"Contract Sales Organization" means a Person that is party to a valid sublicense with Coherus pursuant to Section 9.2(c) and that meets the criteria set forth in Sections 9.2(c), 9.2(d) and 9.2(e), as applicable, to perform activities directed to the commercialization of Coherus Biosimilar Product on behalf of Coherus in the Territory.

1.19"Effective Date" means the date on which this Agreement was executed by the latest-signing Party, which date is memorialized on page one (1) of this Agreement.

1.20	"Federal Circuit Appeals" has the meaning set forth in the WHEREAS clauses.

1.21	"Fresenius" has the meaning set forth in the WHEREAS clauses.

1.22"Humira Biosimilar Product" means any biologic product for which marketing approval was sought by means of a BLA filed pursuant to 42 U.S.C. § 262(k) that lists the Humira Product or any product containing adalimumab as the sole active pharmaceutical ingredient (including all strengths) as the reference product.

1.23	"Humira BLA" has the meaning set forth in the WHEREAS clauses.

1.24	"Humira Product" has the meaning set forth in the WHEREAS clauses.

1.25	"IPR" means Inter Partes Review pursuant to 35 U.S.C. § 311 et seq.

1.26	"License Entry Date" has the meaning set forth in Section 6.1.

1.27"Licensed Humira Patents" means, collectively, [***]

1.28	"License Term(s)" has the meaning set forth in Section 5.5.

1.29	"Momenta" has the meaning set forth in the WHEREAS clauses.

1.30	"Mylan" has the meaning set forth in the WHEREAS clauses.

1.31"Net Sales" means [***].

1.32	"Party" means AbbVie or Coherus, and "Parties" means all of the foregoing.

1.33"Person" means an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

1.34	"Pfizer" has the meaning set forth in the WHEREAS clauses.

1.35	"PGR" means post-grant review pursuant to 35 U.S.C. § 321 et seq.

1.36	"PTAB" has the meaning set forth in the WHEREAS clauses.

1.37	"Royalty Rate" has the meaning set forth in Section 5.4.

1.38	"Royalty Termination Date" has the meaning set forth in Section 5.6.

1.39	"Samsung" has the meaning set forth in the WHEREAS clauses.

1.40	"Sandoz" has the meaning set forth in the WHEREAS clauses.

1.41"Sublicensee(s)" means any Person that is party to a valid sublicense with Coherus pursuant to Section 9.2 and that meets all the criteria set forth in Sections 9.2(a), 9.2(b),

9.2(c), 9.2(d) and 9.2(e), as applicable. [***]. For the avoidance of doubt, prior to the Royalty Termination Date, no Sublicensee has any rights under this Agreement until AbbVie approves the sublicense in writing and the executed sublicense is provided to AbbVie in accordance with Section 9.2(e).

1.42"Territory" means the United States of America, and its territories, districts, and possessions, including the District of Columbia and the Commonwealth of Puerto Rico.

1.43"Third Party" means a Person or entity that is not a Party, a Sublicensee, or an Affiliate of a Sublicensee.

1.44"Third Party Humira Biosimilar Product' means [***].

1.45"Third Party License" means [***].

1.46	"Third Party Rate" has the meaning set forth in Section 5.4(b).

ARTICLE 2: TERMINATION OF LITIGATION

2.1 Withdrawal from Federal Circuit Appeals. Within [***] of execution of this Agreement, Licensee shall cause its attorneys to file a motion in the U.S. Court of Appeals for the Federal Circuit seeking to withdraw Licensee from the Federal Circuit Appeals. As of the date of filing such motion to withdraw, Licensee will cease all participation in all of the Federal Circuit Appeals (other than cooperating to take any necessary steps to effect its withdrawal) and will not assist any third party directly or indirectly in any way in the Federal Circuit Appeals. It is understood and agreed that such Federal Circuit Appeals will not be dismissed and that Licensor may continue to proceed with and participate in such Federal Circuit Appeals notwithstanding the withdrawal of Licensee. For clarity, if in any of the Federal Circuit Appeals, the U.S. Court of Appeals for the Federal Circuit remands any of the cases to the PTAB for further proceedings, Licensee's obligation not to participate in the Federal Circuit Appeals or to assist any third party with respect to such Federal Circuit Appeals will extend to those further proceedings on remand and any subsequent appeals thereof.

ARTICLE 3: RELEASE

3.1AbbVie Release. In settlement of the BPCIA Litigation and the Federal Circuit Appeals, and in consideration of the releases, representations, warranties, and covenants contained in this Agreement and subject to execution by the Parties of this Agreement, as of the Effective Date, AbbVie and its parents, subsidiaries, related companies and predecessors, successors, and assigns, [***].

3.2Coherus Release. In settlement of the BPCIA Litigation and the Federal Circuit Appeals, and in consideration of the releases, representations, warranties, and covenants (including the license) contained in this Agreement and subject to execution by the Parties of this Agreement, as of the Effective Date, Coherus and its parents, subsidiaries, Sublicensees, related companies and predecessors, successors, and assigns, [***].

3.3Acknowledgements. It is expressly understood and agreed that the Parties hereby waive any statutes or common law doctrines under which a general release would not extend to claims which the party releasing such claim does not know or suspect to exist in its favor at the time of executing the release, including but not limited to any and all rights and benefits conferred by § 1542 of the California Civil Code (if and to the extent applicable). Each Party represents, warrants, and covenants that it has not heretofore assigned or transferred, and will not assign or otherwise transfer, to any Person any matters released by such Party in this Section 3, and such Party agrees to indemnify and hold harmless the other Parties from and against all such released matters arising from any such alleged or actual assignment or transfer. This Agreement may be pleaded as a full and complete defense to, and used as a basis for injunction against, any proceeding that may be instituted, prosecuted or attempted in breach hereof.

3.4[***].

3.5[***].

3.6Exceptions. Nothing in this Section 3 shall prevent (a) either Party from seeking any remedy for breach of this Agreement, (b) any AbbVie Releasor from enforcing the Licensed Humira Patents in the event of such breach or (c) any Coherus Releasor from asserting any and all affirmative defenses, counterclaims, and the like in response to an AbbVie Releasor seeking to enforce the Licensed Humira Patents in the event of such a breach and termination.

ARTICLE 4: PATENT ENFORCEABILITY

4.1Enforceability of Licensed Humira Patents. Coherus admits that the Licensed Humira Patents are valid and enforceable.

ARTICLE 5: GRANT OF LICENSE AND ROYALTIES

5.1License Grant. AbbVie hereby grants to Coherus, effective on and from the License Entry Date as described in Section 6.1 of this Agreement, a nonexclusive, royalty bearing (as set forth in Section 5.4 below), non-transferable (except as expressly permitted by Sections 9.2 and 9.4) license under the Licensed Humira Patents to make, import, use, distribute, sell and offer for sale the Coherus Biosimilar Product in the Territory.

5.2Coherus Restrictions. In return for AbbVie's grant of a license including under Sections 5.1 and 5.3, and for other good and valuable consideration, including the compromise of AbbVie's claims that the making, having made, importing, using, marketing, distributing, having distributed, selling or offering to sell the Coherus Biosimilar Product or any biosimilar version of the Humira Product in the Territory infringes one or more claims of the Licensed Humira

Patents, except as expressly set forth in Section 5.3, [***].

5.3Additional Licenses. In addition to the above, (a) AbbVie hereby grants Coherus a nonexclusive, non-transferable (except as expressly permitted by Sections 9.2 and 9.4) license under the Licensed Humira Patents to manufacture, import and store the Coherus Biosimilar Product in the Territory [***] prior to the License Entry Date in anticipation of selling the Coherus Biosmilar Product in the Territory on and after the License Entry Date; and (b) AbbVie hereby grants Coherus a nonexclusive, non-transferable (except as expressly permitted by Sections 9.2 and 9.4) license under the Licensed Humira Patents to manufacture in, import for purposes of manufacturing, and export from the Territory the Coherus biosimilar version of the Humira Product beginning on the Effective Date for use or sale solely in countries outside the Territory. For avoidance of doubt, nothing in this Agreement gives Coherus any rights to any AbbVie patent outside the Territory.

5.4Royalties. Coherus hereby agrees to pay a royalty to AbbVie of [***]% (the "Royalty Rate") of the Net Sales of the Coherus Biosimilar Product in the Territory. For each calendar quarter, Coherus shall pay such royalties to AbbVie within [***] of the end of such calendar quarter. Notwithstanding the foregoing, the Royalty Rate shall be increased for any Net Sales of the Coherus Biosimilar Product pursuant to Section 6.1(b), 6.1(c) or 6.1(d) prior to [***] as follows:

(a)[***].
(b)[***].

5.5[***].

5.6Termination of Royalty Payments. The obligations of Coherus to pay royalties under this Section 5 shall terminate on the earlier of (i) [***]; or (ii) a decision by the United States Court of Appeals for the Federal Circuit holding that all unexpired claims of each of the Licensed Humira Patents are invalid or unenforceable (the "Royalty Termination Date"), at which time the non-exclusive, non-transferable (except as permitted by Sections 9.2 and 9.4) license granted hereunder will be deemed fully paid up and irrevocable.

5.7Quarterly Statements. Not later than [***] after the end of each calendar quarter, Coherus will provide AbbVie with statements setting forth the gross sales of the Coherus Biosimilar Product in the Territory for such calendar quarter, Net Sales of the Coherus Biosimilar Product in the Territory for such calendar quarter, the royalty amount payable for such calendar quarter, the calculation used to determine the royalty amount, all information necessary to calculate the royalty amount, and any other details or particulars that AbbVie may reasonably request.

5.8Record Retention and Audit Rights. Coherus and its Sublicensees will retain their books and records pertaining to the Net Sales of the Coherus Biosimilar Product in the Territory for each calendar quarter for at least [***] from the end of such calendar quarter. Until [***] after the Royalty Termination Date, AbbVie may provide Coherus with reasonable notice of its request to have an independent public accounting firm licensed to practice in the United States audit records of Coherus and its Sublicensees required to determine the Net Sales of the Coherus Biosimilar Product in the Territory and the royalty due under this

Agreement. Coherus and its Sublicensees will accommodate such an audit and use reasonable efforts to accommodate such request within [***] of AbbVie's request; provided however, any audit under this Section 5.8 shall be conducted during normal business hours of Coherus and its Sublicensees. The audit will be at AbbVie's sole expense unless the audit shows an underpayment in the royalties due to AbbVie of [***] or more in any calendar quarter in which case Coherus will pay for the audit. In the event that an audit reveals any underpayment in royalties due to AbbVie, Coherus shall promptly, but in no event later than [***] after receipt of written notice thereof, pay such underpayment to AbbVie.

AbbVie's audit rights may only be exercised once during any [***] period. No set of books and records for any given period shall be audited more than once. Notwithstanding any provision herein to the contrary, Coherus and its Sublicensees shall not have the right to audit any books and records of AbbVie or any of its agents.

ARTICLE 6: LICENSE ENTRY DATE FOR THE COHERUS BIOSIMILAR PRODUCT

6.1License Entry Date. The "License Entry Date" for the Coherus Biosimilar Product will be the earliest to occur of the following dates:

(a)[***];

(b)[***];

(c)[***];

(d)[***].

ARTICLE 7: ADDITIONAL COVENANTS

7.1Certain Remedies. Each Party acknowledges and agrees that the restrictions and other terms and conditions set forth herein regarding the use, sale, offer for sale, marketing, manufacture or importation of the Coherus Biosimilar Product by Coherus and its Sublicensees are reasonable and necessary to protect the respective legitimate interests of AbbVie and Coherus, and that in the event of a breach or threatened breach of those restrictions or other terms or conditions by either Party or any Sublicensee(s), the other Party shall have the right to seek from any court of competent jurisdiction injunctive relief, whether temporary, preliminary, or permanent, and specific performance, which rights shall be cumulative and in addition to any other rights or remedies to which such Party may be entitled in law or equity. [***]. Nothing in this Section 7.1 is intended, or shall be construed, to limit the Parties' rights to equitable relief or any other remedy for a breach of any provision of this Agreement. [***].

7.2Confidentiality. Except as set forth below in Section 7.3, the Parties shall keep the terms of this Agreement, the underlying settlement and the information set forth in Section 9.2(±) confidential using at least the level of care they use for their own proprietary information, and shall not disclose to any Third Party (other than the Parties' respective financial advisors, legal advisors, and insurers, or in connection with a potential or actual sublicense pursuant to Section 9.2 or in connection with a potential or actual assignment pursuant to Section 9.4, in each such case subject to appropriate confidentiality protections).

7.3Exceptions to Confidentiality. Notwithstanding Section 7.2, a Party may upon the execution of this Agreement and without prior written consent, publicly disclose: (a) that the Parties have settled the BPCIA Litigation and the Federal Circuit Appeals, that this Agreement exists, and that the Agreement includes the license set forth in Section 5.1; (b) the information contained in Sections 1.42, 4.1 and 6.l(a); (c) any information required to be so disclosed by a court, governmental agency, or other regulatory authority; and (d) any information that is, in the opinion of the disclosing Party's counsel, required by law or the rules of a stock exchange on which the securities of the disclosing Party are listed; provided, however, that in the event that a disclosure under Section 7.3(c) or 7.3(d) is made, the disclosing Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable so as to provide reasonable notice and an opportunity to provide comments. A Party receiving a request, subpoena, or order for the disclosure of the terms or conditions of this Agreement shall notify the

15

other Party as soon as practicable and, if at all possible, in sufficient time to allow the other Party to oppose disclosure or seek an appropriate protective order.

ARTICLE 8: REPRESENTATIONS AND WARRANTIES

8.1Representations and Warranties. Each Party represents, warrants, and covenants to the other Parties that as of the Effective Date:

(a)it has the corporate power and authority to enter into this Agreement and to perform its obligations and bind itself and its Sublicensees to perform their obligations hereunder, and that the persons executing this Agreement on behalf of each of the Parties are authorized to do so;

(b)the execution and delivery of this Agreement and the performance of the transactions contemplated hereunder have been duly authorized by all necessary corporate actions of the Party;

(c)this Agreement has been duly executed and delivered by it and is a binding obligation of it, enforceable against it and its Sublicensees in accordance with its terms; and

(d)the execution and delivery of this Agreement and the performance by the Party or its Sublicensees of any of its obligations hereunder do not and will not conflict with (i) any judgment of any court or governmental body applicable to the Party or its respective properties, or (ii) any other agreements to which it may be a party, or (iii) to the Party's knowledge, any statute, decree, order, rule or regulation of any court or governmental agency or body applicable to the Party or its properties.

8.2	Additional AbbVie Representations and Warranties.

(a)AbbVie further represents and warrants that it has the necessary rights, title, interest, and authority to grant Coherus the license to the Licensed Humira Patents contained herein.

(b)[***].

8.3	Additional Coherus Representations and Warranties.

(a)[***].

(b)[***].

8.4Limitations. Except as expressly provided in this Agreement, neither Party makes any representations or warranties, express or implied, either in fact or by operation of applicable law. Specifically, AbbVie makes no representation that, as of the License Entry Date, Coherus or its Sublicensees will be able to launch the Coherus Biosimilar Product. The Parties herein acknowledge that the ability of Coherus or its Sublicensees to launch the Coherus Biosimilar Product may be limited by (a) the FDA's failure to finally approve, or revocation of approval of, the Coherus Biosimilar Product; (b) the inability of Coherus or its Sublicensees to manufacture, package, and otherwise prepare a sufficient amount of the Coherus Biosimilar Product by the License Entry Date; or (c) other situations not currently within the Parties' contemplation. Without limiting any other provision of this Agreement, AbbVie therefore makes no warranty and no representation with respect to the actual date that the Coherus Biosimilar Product will be available for sale.

ARTICLE 9: SCOPE OF THE PARTIES' AGREEMENT

9.1Right to Prosecute Licensed Humira Patents. AbbVie shall have the sole right to prosecute, maintain, enforce, and defend any of the Licensed Humira Patents.

9.2	Sublicensing.

(a)Subject to written approval from AbbVie as set out in Section 9.2(d) and the provision of the sublicense as set out in Section 9.2(e), Coherus may sublicense the license grants in Sections 5.1 and 5.3 to up to [***] Contract Manufacturers solely for the purpose of having the Coherus Biosimilar Product made, imported, or stored for sale in the Territory; provided, however, [***], Coherus may exercise the sublicense rights of this Section 9.2(a) without written approval from AbbVie if and only if conditions (i), (ii) and (iv) of Section 9.2(d) are met by any Sublicensee granted license rights under this Section 9.2(a).

(b)Subject to written approval from AbbVie as set out in Section 9.2(d) and the provision of the sublicense as set out in Section 9.2(e), Coherus may sublicense the license grants in Section 5.1 to [***] to import, use, distribute, have distributed, sell and offer for sale the Coherus Biosimilar Product in the Territory; provided, however, [***], Coherus may exercise the sublicense rights of this Section 9.2(b) without written approval from AbbVie if and only if conditions (i), (ii) and

(iv) of Section 9.2(d) are met by any Sublicensee granted license rights under this Section 9.2(b).

(c)Subject to written approval from AbbVie as set out in Section 9.2(d) and the provision of the sublicense as set out in Section 9.2(e), Coherus may sublicense the license grants in Section 5.1 to one Contract Sales Organization to sell and offer for sale or otherwise commercialize the Coherus Biosimilar Product in the Territory; provided, however, [***], Coherus may exercise the sublicense rights of this Section 9.2(c) without written approval from AbbVie if and only if conditions (i), (ii) and (iv) of Section 9.2(d) are met by any Sublicensee granted license rights under this Section 9.2(c).

(d)AbbVie will respond to any request for approval pursuant to Section 9.2(a), 9.2(b) or 9.2(c) within [***]. AbbVie will not withhold approval for a sublicense under this Section 9 if the sublicense meets all of the following conditions: [***]

(e)In order for a Sublicensee to have any rights under this agreement, Coherus must provide AbbVie with a copy of executed sublicense, which may be redacted as reasonably appropriate with respect to subject matter not applicable to this Agreement. [***]

(f)The identity of any Sublicensee and the contents of the executed sublicense shall be kept confidential under the provisions of Section 7.2, except that the identity of the Commercialization Partner shall be within the exceptions to confidentiality as set out in Section 7.3 after the first public disclosure by Coherus of the identity of its Commercialization Partner in the Territory.

9.3Reservation of Rights. All rights not expressly granted to Coherus in this Agreement are reserved to AbbVie, and no other license or rights under the Licensed Humira Patents or any other intellectual property of AbbVie is granted or intended to be granted under this Agreement, either expressly, by implication, estoppel, or otherwise.

9.4No Assignment. This Agreement and the rights herein shall not be assigned by any Party without the written consent of all Parties, which consent shall not be unreasonably withheld, delayed or conditioned, except that each Party may upon notice to the other Party but without obtaining the consent of the other Party, assign or sublicense any or all of its rights and obligations under this Agreement to any one or more of its Affiliates or assign to any successor in interest to such Party's or assignee's business relating to this Agreement in connection with a merger, reorganization, change of control, or sale of all or substantially all of its assets to which this Agreement relates. Any purported assignment or transfer in violation of the foregoing shall be null and void ab initio and of no force or effect. In the event of a permitted assignment, this Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns.

ARTICLE 10: GENERAL PROVISIONS

10.1	Termination.

(a)If Coherus or its Sublicensees or their Affiliates breach any obligation or restriction under Section 5.2, AbbVie will provide written notice of such breach (if known to AbbVie) and Coherus will have [***] from written notice by AbbVie in which to cure said breach. Notwithstanding the cure period, AbbVie will be entitled to bring an action at any time before, on, or after expiration of the [***] cure period to enforce the terms of Section 5.2 of this Agreement and to seek any relief to which it is entitled, including, but not limited to, injunctive relief, whether temporary, preliminary, or permanent, and specific performance, which relief shall be cumulative and in addition to any other rights or remedies to which AbbVie may be entitled in law or equity. [***]. If Coherus fails to cure within [***] from written notice by AbbVie, AbbVie may also terminate this Agreement and all licenses granted under this Agreement by AbbVie and the Parties' rights and obligations under Sections 3 and 5 of this Agreement shall terminate immediately upon written notice from AbbVie to Coherus of such termination.

(b)If Coherus or its Sublicensees or its Sublicensees' Affiliates breaches any of its obligations and restrictions under Sections 2, 3.2, 3.5, 4, 5.4, 5.7, 5.8, 7.2, 8.1, 8.3 or 9.2, AbbVie will provide written notice of such breach (if known to AbbVie) and Coherus will have [***] from written notice by AbbVie in which to cure said breach. If Coherus fails to cure within [***], AbbVie may terminate this Agreement and all licenses granted under this Agreement by AbbVie and the Parties' rights and obligations under Sections 3 and 5 of this Agreement shall terminate upon written notice from AbbVie to Coherus of such termination.

(c)In addition, if Coherus or its Sublicensees [***] challenge the patentability, validity, or enforceability, or assert the noninfringement of any of the Licensed Humira Patents or any claims thereof; [***] in the Territory, this Agreement and all licenses granted under this Agreement by AbbVie and the Parties' rights and obligations under Sections 3 and 5 of this Agreement shall terminate upon written notice from AbbVie to Coherus of such termination. [***].

(d)If AbbVie breaches any of its obligations and restrictions under Sections 3.1, 3.4, 5.1, 5.3, 5.5, 7.2, 8.1 or 8.2, Coherus will provide written notice of the breach (if known to Coherus) and AbbVie will have [***] from receipt of written notice by Coherus in which to cure said breach. If AbbVie fails to cure within [***], Coherus may terminate this Agreement and all licenses granted under this Agreement and the Parties' rights and obligations under Sections 3 and 5 of this

Agreement shall terminate upon written notice from Coherus to AbbVie of such termination.

I 0.2Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflicts of law principles that would result in the application of the laws of any other jurisdiction. The Parties hereby consent to the exclusive jurisdiction of the courts located in the State of Delaware in connection with any dispute arising out of or relating to this Agreement and expressly waive any objections or defenses based on lack of personal jurisdiction or venue.

I 0.3Severability. If a court of competent jurisdiction holds any provision of this Agreement to be illegal, unenforceable, or invalid, in whole or in part for any reason: (a) all other provisions hereof shall remain in full force and effect and shall be liberally construed in order to carry out the intent of the Parties as near as possible, and (b) the Parties agree to use their commercially reasonable efforts to negotiate a provision, in replacement of the provision held illegal, unenforceable, or invalid, that is consistent with applicable law and accomplishes, as nearly as possible, the original intention of the Parties with respect thereto and without materially changing the economic value of the transactions contemplated hereby.

I0.4Entire Agreement. This Agreement and any exhibits, appendices, and attachments to this Agreement, constitute the final, complete, and exclusive statement of the terms of the agreement among the Parties pertaining to the subject matter of this Agreement and supersedes all prior and contemporaneous understandings or agreements of the Parties (other than those referenced in this Agreement). No Party has been induced to enter into this Agreement by, nor is any Party relying on, any representation or warranty outside those expressly set forth in this Agreement.

10.5Amendment. No terms or conditions of this Agreement will be varied or modified by any prior or subsequent statement, conduct or act of any Party, except that the

Parties may supplement, amend, or modify this Agreement by a subsequent written agreement executed by the Parties through their authorized representatives.

10.6No Joint Venture. In making and performing this Agreement, AbbVie, on the one hand, and Coherus, on the other, are acting, and intend to be treated, as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership, joint venture, or employer and employee relationship among AbbVie and Coherus. Except as otherwise provided herein, AbbVie and Coherus may not make any representation, warranty, or commitment, whether express or implied, on behalf of or incur any charges or expenses for or in the name of each other. AbbVie and Coherus shall not be liable for each other's acts unless such act is expressly authorized in writing.

10.7Waiver. No waiver of a breach, failure of any condition, or any right or remedy contained in or granted by the provisions of this Agreement will be effective unless it is in writing and signed by the Party waiving the breach, failure, right, or remedy. No waiver of any breach, failure, right, or remedy will be deemed a waiver of any other breach, failure, right, or remedy, whether or not similar, nor will any waiver constitute a continuing waiver unless the writing so specifies.

10.8Interpretation. Each Party and its counsel have participated fully in the review and revision of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not apply in interpreting this Agreement. References to any law, rule or regulation in this Agreement include all replacements, successors, amendments, and supplements thereto. The term "including" means "including, without limitation," and "herein", "hereof', and "hereunder" refer to this Agreement as a whole.

10.9Counterparts. This Agreement may be executed in any number of counterparts, and each counterpart will be deemed an original instrument, but all counterparts together will constitute but one agreement.

10.10Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.

10.11Survival. Subject to Section 10.1 above, the provisions in Sections 7, 8 and 10 of this Agreement (and any other provisions of this Agreement that by their express terms survive) shall survive the expiration or termination of this Agreement in accordance with their terms.

10.12Third Party Beneficiaries. Except as expressly provided herein, nothing in this Agreement, either express or implied, is intended to or shall confer upon any Third Party any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.13	Notices.

(a)All notices, requests, demands, or other communications under this Agreement will be in writing. All notices shall be made by personal delivery, reputable overnight express courier (e.g., Federal Express/Airborne/United Parcel Service/DHL Worldwide), or by United States Registered or Certified Mail, charges prepaid or charged to the sender's account, in which case notice is effective on delivery.

(b)	Addresses for purpose of giving notice are as follows:

If to AbbVie:

Attention: [***] and Attention: [***]

1 N. Waukegan Road, Building AP-34 North Chicago, IL 60064

If to Coherus:

Attention: [***]

333 Twin Dolphin Drive, Suite 600 Redwood City, CA 94065

10.14Evidence. This Agreement and all of the terms herein constitute compromises and offers to compromise covered by Federal Rule of Evidence 408. Nothing in this Agreement may be used as evidence in any action or proceeding between the Parties hereto, except in connection with any action or proceeding relating to enforcement of this Agreement.

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IN WITNESS WHEREOF, the Parties, through their authorized officers, have executed this Agreement as of the Effective Date.

AbbVie Inc.Coherus BioSciences, Inc.

By: /s/ William J. Chase By: /s/ Dennis M. Lanfear

Name: William J. Chase Name: Dennis M. Lanfear

Title: Executive Vice President,Title: Chairman & Chief

Finance and AdministrationExecutive Officer

Date: January 24, 2019Date: January 24, 2019

AbbVie Biotechnology Ltd

By: /s/ William J. Chase

Name: William J. Chase

Title: Executive Vice President,

Finance and Administration

Date: January 24, 2019